                                                                    Exhibit 4(a)



This Contract is issued in consideration of the application of the Contractowner and of the payment of purchase payments as provided in the Contract.

This contract is delivered in the jurisdiction of and is governed by the laws of [state of Contractowner].


            Signed for The Lincoln National Life Insurance Company
                           1300 South Clinton Street
                             Fort Wayne, IN  46801



     Jon A. Boscia, President    Patrick Wiltshire, Second Vice President



                                   Allocated
         Group Deferred Variable Annuity or Variable and Fixed Annuity
                               Periodic Premium
                               Nonparticipating



ALL VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

                               Table of contents

Article                                                                     Page

     Contract specifications                                                 3

1    Special terms                                                           5

2    Purpose of contract                                                     7

3    Funding                                                                 8

4    Transfers and withdrawals                                               11

5    Death benefits                                                          14

6    Annuity options                                                         15

7    Contract loan                                                           19

8    Contract discontinuance                                                 21

9    General provisions                                                      22

10   Annuity purchase rates under a fixed annuity payout option              24

11   Annuity purchase rates under a variable annuity payout option           25


                            Contract specifications

CONTRACT NUMBER:

CONTRACTOWNER:

EFFECTIVE DATE:

EMPLOYER:

PLAN:

VARIABLE ACCOUNT: Lincoln Life Variable Annuity Account Q. There are currently 14 subaccounts in the variable account. Purchase payments may be directed to any of the available subaccounts, subject to limitations. The amounts allocated to each subaccount will be invested at net asset value in the shares of one of the regulated investment companies. The funds and series are:

1.  [Lincoln National Growth and Income Fund]
2.  [Lincoln National Bond Fund]
3.  [Lincoln National Money Market Fund]
4.  [Lincoln National Managed Fund]
5.  [Lincoln National Special Opportunities Fund]
6.  [Lincoln National Global Asset Allocation Fund]
7.  [Lincoln National Equity-Income Fund]
8.  [Lincoln National Aggressive Growth Fund]
9.  [Lincoln National Capital Appreciation Fund]
10. [Lincoln National Social Awareness Fund]
11. [Lincoln National International Fund]
12. [Delaware Emerging Growth Series]
13. [Delaware Equity/Income Series]
14. [Delaware Global Bond Series]

See Article 3 for provisions governing any substitution or elimination of funds or series.

FIXED ACCOUNT GUARANTEED INTEREST RATE: [3.00%] during all years.

LIMITATIONS ON TRANSFERS AND WITHDRAWALS: See Article 4 for provisions governing the limitations on transfers and withdrawals.

ANNUAL ACCOUNT CHARGE: [$25.00] per account maintained on behalf of a participant or contractowner.

ANNUAL MORTALITY AND EXPENSE RISK CHARGE: [1.002%]

[This contract will be eligible for a lower annual Mortality and Expense Risk

Charge of [0.75%] if on the last calendar day of any calendar quarter the sum of all account value under this contract equals or exceeds $5 million. The lower charge will be implemented on the calendar quarter-end valuation date following the end of the calendar quarter in which the contract became eligible for the lower charge.]

CONTINGENT DEFERRED SALES CHARGE (CDSC):

Withdrawal During
Contract Year         1    2    3    4    5    6    7    8    9    10    11+

CDSC (as a
percentage of
withdrawal amount)    [6]% [6]% [6]% [6]% [5]% [4]% [4]% [3]% [2]%  [1]%  [0]%


There will be no CDSC after the contract has been in force for [10] complete contract years.

LOAN SET-UP CHARGE: [$35.00]

                                   Article 1
                                 Special terms

(Throughout this contract, in order to make the following information more understandable to you, we have italicized the special terms.)

Section

1.01 Account value - Value held under this contract. The value may be maintained in either the fixed account, the variable account or both, depending on allocations.

1.02 Accumulation unit - A unit of measure used to calculate the variable account value during the accumulation period.

1.03 Annuitant and contingent annuitant - The persons upon whose lives the annuity payouts made after the annuity commencement date will be based.

1.04 Annuity commencement date - The valuation date when money is withdrawn for payment of annuity payouts under the annuity option selected.

1.05 Annuity payout - An amount paid at regular intervals under one of several options available to the annuitant and/or any other payee. This amount may be paid on a variable or fixed basis, or a combination of both.

1.06 Annuity unit - A unit of measure used after the annuity commencement date to calculate the amount of variable annuity payout.

1.07 Beneficiary - The person or entity designated by a participant under a 403(b) plan that is not subject to ERISA or an annuitant to receive a death benefit, if any, payable upon the death of the participant or the annuitant.

1.08    Code - This is the Internal Revenue Code of 1986, as amended.

1.09 Contingent deferred sales charge (CDSC) - This charge is assessed on certain premature withdrawals of account value, calculated according to the contract provisions.

1.10 Contract - The agreement between the contractowner and Lincoln Life providing a variable annuity to fund the plan.

1.11 Contractowner (you, your) - The contractowner named in the Contract Specifications.

1.12 Contract year - This is the 12 month period which begins on the effective date as set forth in the Contract Specifications or on the anniversary of the effective date.

1.13 December 31, 1988 grandfathered balance - This is the balance that is available for withdrawal, under a 403(b) plan, without meeting an otherwise distributable event such as death, disability, termination of employment or attainment of age 59-1/2.

1.14    ERISA - This is the Employee Retirement Income Security Act of 1974.

1.15 Fixed account - An account established for this contract by Lincoln Life which is a part of the general assets of Lincoln Life.

1.16 Funds - Any of the mutual funds into which purchase payments allocated to the variable account are indirectly invested.

1.17 Home office - The Lincoln National Life Insurance Co., 1300 South Clinton Street, Fort Wayne, Indiana 46801 or an institution designated by us.

1.18    Lincoln Life (we, us, our) - The Lincoln National Life Insurance Co.

1.19 Net asset value per share - The value of a fund or series share calculated in accordance with the fund's or series' prospectus.

1.20 Participant - A person defined as a participant in the plan, who has enrolled under this contract and on whose behalf Lincoln Life maintains an account value.

1.21 Pending allocation account - This is an account established under the variable account that invests purchase payments received without allocation instructions in shares of a money market mutual fund.

1.22 Plan - The plan or arrangement named in the Contract Specifications, which includes any employer based arrangement whether or not considered a plan under State or Federal law.

1.23 Purchase payments - Amounts paid into the contract to purchase an annuity.

1.24 Series - Any of the underlying portfolios of a fund in which purchase payments allocated to the variable account are indirectly invested.

1.25 Subaccount - That portion of the variable account which invests in shares of a particular fund or series. There is a separate subaccount that corresponds to each fund and series.

1.26 Valuation date - Each day the New York Stock Exchange (NYSE) is open for trading and we are open for business.

1.27 Valuation period - The period commencing at the close of trading on the NYSE on a valuation date and ending at the close of trading on the NYSE on the next succeeding valuation date.

1.28 Variable account - The segregated investment account into which Lincoln Life sets aside and invests the variable assets attributable to this variable annuity contract.

                                   Article 2
                              Purpose of contract

Section

2.01 This is a group annuity contract. This contract may be used to fund all or part of the plan's obligation to the participants.

2.02 The provisions of the plan control the operation of the plan. The provisions of the contract control the operation of this contract.

2.03 We are not a party to the plan. The plan is mentioned merely for reference purposes. Except for the obligations provided under this contract, we have no liability under the plan. We are under no obligation under or by reason of issuance of this contract either (a) to determine whether any payment, distribution or transfer under this contract complies with the provisions, terms and conditions of the plan or with applicable law, or (b) to administer the plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

2.04 This contract can be issued in connection with a plan which meets the requirements of Sections 401(a), 403(a), 403(b), 414(d) or 457 of the code. We may require evidence of qualification of the plan.

                                   Article 3
                                    Funding

Section

3.01  Account value will be maintained by us on behalf of each participant.
      At your request, account value will also be maintained by us for your use under this contract.

3.02  Purchase payments must be made to us at our home office.

3.03 Purchase payments under this contract may be allocated to the variable account and/or to the fixed account of this contract in 1% increments.

      If complete allocation instructions have not been received by us in order for us to perform our duties under this contract, we will direct such purchase payment to the pending allocation account as described in
      Section 1.21.

      We will follow up with you monthly for a period of 90 days for allocation instructions for account values in the pending allocation account.

      Within 2 business days of receipt of complete allocation instructions, the account value in the pending allocation account will be transferred to the accounts as instructed.

      If allocation instructions are not received after the 90 day notice, the purchase payments in the pending allocation account will be refunded to you within 105 days of the date of receipt of the initial purchase payment.

      The pending allocation account will only be used for the purpose mentioned in this Section 3.03; you or participants may not direct a portion of purchase payments to this subaccount. Purchase payments directed to the pending allocation account will not be afforded the same rights as purchase payments under this contract. The following Articles and/or Sections under this contract will not be applicable: Section 3.13 of this
      Article 3-Funding, Article 4-Transfers and withdrawals, Article 6-Annuity options and Article 7-Contract loan.

3.04 Purchase payments in any one contract year which exceed twice the amount of purchase payments made in the first contract year may be made only with our permission. If purchase payments are stopped, the account values will remain in force as paid-up. Purchase payments may resume at any time until the participant's annuity commencement date, a request to withdraw the entire account value or payment of any death benefit, whichever comes first.

3.05 We will credit interest daily on the account values in the fixed account. The rate of interest credited each day, if compounded for 365 days, yields the annual interest rate in effect for the day. We guarantee that we will credit interest on account values in the fixed account at an effective annual rate not less than [3.00%] during all years. We may credit interest at rates in excess of the guaranteed rate at any time.

      All account values maintained in the fixed account will be guaranteed against loss of principal.

3.06 Purchase payments may be directed to any of the available subaccounts. The purchase payments allocated to each subaccount will be applied to purchase accumulation units at the accumulation unit value next calculated after receipt at our home office.

3.07 We reserve the right to eliminate the availability of the shares of any fund or series and substitute the securities of a different investment company if the shares of a fund or series are no longer available for investment, or, if in our judgment, any fund or series should become inappropriate in view of the purposes of this contract. We may add a subaccount investing in a new fund or series. We will give you written notice of the elimination or substitution of any fund or series no later than 15 days after the substitution occurs. Any such eliminations, substitutions or additions will be subject to compliance with any applicable regulatory requirements.

3.08 We will use each purchase payment allocated to the variable account to buy accumulation units in the subaccount(s) selected by you. The number of accumulation units bought will be determined by dividing the amount directed to the subaccount by the dollar value of an accumulation unit in that subaccount as of the end of the valuation period during which the purchase payment is received at our home office. The number of accumulation units held for the variable account by you will not be changed by any change in the dollar value of accumulation units in any subaccount.

3.09 The value of a subaccount on any valuation date is the number of accumulation units in the subaccount multiplied by the value of an accumulation unit of the subaccount at the end of the valuation period.

3.10 Purchase payments allocated to the variable account are converted into accumulation units. The number of accumulation units resulting from each purchase payment is equal to the purchase payment divided by the value of an accumulation unit for the valuation period during which the purchase payment is allocated to the variable account. The accumulation unit value for each subaccount was or will be arbitrarily established at the inception of the subaccount. It may increase or decrease from valuation period to valuation period. The accumulation unit value for a subaccount for any later valuation period is determined as follows:

      1. The total value of fund or series shares held in the subaccount is calculated by multiplying the number of fund or series shares owned by the subaccount at the beginning of the valuation period by the net asset value per share of the fund or series at the end of the valuation period, and adding any dividend or other distribution of the fund or series if an ex-dividend date occurs during the valuation period; minus

      2. The liabilities of the subaccount at the end of the valuation period; such liabilities include daily charges imposed on the subaccount, and may include a charge or credit with respect to any taxes paid or reserved for by us that we determine as a result of the operations of the variable account; and

      3. The result of 2. is divided by the outstanding number of accumulation units in the subaccount at the beginning of the valuation period.

      The daily charges imposed on a subaccount for any valuation period are equal to the daily mortality and expense risk charge and the daily administrative charge multiplied by the number of calendar days in the valuation period.

3.11 The assets of the variable account equal to its reserves and other liabilities will not be charged with the liabilities arising from any other part of our business.

3.12 The accumulation unit value may increase or decrease the dollar value of benefits under the contract.

3.13 On the last day of the contract year, we will deduct the account charge, specified in the Contract Specifications. Such amount will be deducted from the account value maintained on behalf of each participant and on behalf of the contractowner on a pro rata basis based on the balances of such account values on such date in the fixed account and variable account. The full account charge will be deducted upon withdrawal of the entire account value. If you choose to pay the account charge, we will bill you at the end of each contract year for an amount equal to the account charge times the number of participants and contractowner on whose behalf account values are maintained as of the last day of the contract year plus the number of participants and contractowner that have withdrawn their entire account values within the last 6 months of the contract year. If the account charge is not paid within 30 days of receipt of the bill, the amount will be deducted from each account value as described in this section.

3.14 At least once during each contract year, we will provide a report of the account value, including account value maintained on behalf of each participant and on behalf of the contractowner.

                                   Article 4
                           Transfers and withdrawals

Section

4.01 A transfer of funds may be directed from one subaccount to another subaccount or to the fixed account. A transfer of account value may be directed from the fixed account to one or more subaccounts of the variable account, subject to the limitations described in Section 4.03. A transfer request may be in writing, or by telephone provided we have received the appropriate authorization from you. Amounts transferred to the subaccount(s) will purchase accumulation units as described in Section 3.08.

      There may not be more than one transfer in any 30 day period. We reserve the right to further limit the number of transfers.

      There is no charge for a transfer. However, we reserve the right to impose a charge in the future for any transfers.

      Transfers after the annuity commencement date will be subject to the provisions in Section 6.10.

4.02 A transfer among subaccounts will result in the purchase of accumulation units in one subaccount and the redemption of accumulation units in the other subaccount. Such a transfer will be effected at accumulation unit values calculated at the end of the valuation period during which the transfer request is received at our home office. The valuation of the accumulation units is described in Section 3.10.

4.03 Subject to the following limitations, account value held in the fixed account may be transferred to any subaccount or may be withdrawn from this contract. A withdrawal for any reason not stated in Section 4.05 will be subject to this Section.

      . Periodic elective transfers or withdrawals - The cumulative percentage limit available under this paragraph for a transfer or withdrawal is 20% in any 365 day period. The cumulative percentage is the sum of all transfers and withdrawals under this Section in the preceding 364 day period plus the amount to be transferred or withdrawn under this Section, divided by the then current account value in the fixed account. A cumulative percentage exceeding 20% in any 365 day period will not be allowed.

      . Systematic transfers or withdrawals - A scheduled transfer or withdrawal of the entire account value in the fixed account may be elected over a 5 year period. The timing and percentage of each transfer or withdrawal is indicated in the following schedule.

         Transaction dates      Percentage eligible for transfer or withdrawal

         Initial date            20% of the balance on such date
         First anniversary       20% of the balance on such date
         Second anniversary      20% of the balance on such date
         Third anniversary       20% of the balance on such date
         Fourth anniversary 50% of the balance on such date Fifth anniversary 100% of the balance on such date

         If systematic transfers or withdrawals are elected, periodic elective transfers or withdrawals will not be available during the period of scheduled payments. This election may at any time after the initial date be rescinded. In this event, periodic elective transfers or withdrawals will not be available until the 1 year anniversary of the last systematic transfer or withdrawal made before rescinding the election.

         If systematic transfers or withdrawals are elected and a periodic elective transfer or withdrawal was made within the last 364 day period, the payment due on the initial date will be reduced by the sum of any periodic elective transfers or withdrawals made within the last 364 day period.

         If systematic transfers or withdrawals are elected, no further purchase payments may be allocated to the fixed account unless the election is rescinded.

4.04 All withdrawal requests must be submitted in writing to us. A withdrawal request for a participant must be authorized by you. A withdrawal request for a participant under a 403(b) plan that is not subject to ERISA must be authorized by the participant. Withdrawals will be effected at accumulation unit values calculated at the end of the valuation period during which we receive written request at our home office. We reserve the right to require proof of the event giving rise to any withdrawal under this contract.

4.05 Withdrawals of account value will be allowed during the life of this contract without being subject to the CDSC, if the withdrawal is for one of the following reasons:

      . To make a payment due to the participant's death, disability, retirement or termination of employment, excluding termination of employment due to plan termination, plant shutdown, or any other program instituted by the participant's employer which would reduce the work force by more than 20%;

      . To make a payment for a participant hardship situation as allowed by the plan;

      .  To make a payment pursuant to a Qualified Domestic Relations Order
         (QDRO);

      .  To purchase an annuity option under Article 6;

      A withdrawal from the account value, for any reason outlined in this Section, will not be subject to the provisions of Section 4.03, 4.06 or 4.07.

4.06  Subject to the following limitations and the limitations set forth in section 4.03, a partial withdrawal, without being subject to CDSC, of account value may be requested during the contract year for any reason other than those specified in Section 4.05.

      The cumulative percentage limit available under this Section for partial withdrawal, without being subject to the CDSC, is 20% in any contract year. The cumulative percentage is the sum of all withdrawals under this Section during the contract year plus the amount to be withdrawn under this Section divided by the then current account value.

      Partial withdrawals under this Section exceeding the 20% cumulative percentage will be subject to the CDSC.

4.07 If we receive a request for a withdrawal of 100% of the account value for any reason other than those specified in Section 4.05 the account value will be distributed as follows:

      . 100% of the account value in the variable account will be subject to the CDSC and will be paid in a cash payment as provided in Section 4.08.

      . The account value in the fixed account will be paid in accordance with the systematic withdrawal schedule over a 5 year period as provided in
         Section 4.03. 100% of each scheduled withdrawal will be subject to the CDSC.


4.08 Any cash payment will be mailed from our home office within 7 days after the date of withdrawal; however, we may be permitted to defer payments from the variable account under the Investment Company Act of 1940, as in effect at the time a request for withdrawal is received. We reserve the right to defer any payment from the fixed account for a period not to exceed 6 months after a request is received.

                                   Article 5
                                 Death benefits
Section

5.01 Article 5 only applies to a participant under a 403(b) plan that is not subject to ERISA.

5.02 If a participant dies prior to the annuity commencement date, upon receipt of due proof of death we will pay the beneficiary, if one is living, a death benefit equal to the account value less any outstanding loan balance.

5.03 We will calculate the death benefit as of the end of the valuation period during which we receive due proof of death, pursuant to Section 5.04, and the election of a form of benefit.

5.04 Due proof of death will be a certificate of death, a copy of the certified statement of death from the attending physician, a copy of a certified decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.

5.05 All death benefit payments will be subject to the laws and regulations governing death benefits.

      Notwithstanding any provision of this contract to the contrary, no payment of death benefit provided upon the death of the participant will be allowed that does not satisfy the requirements of section 401(a)(9) of the code. All such requirements are herein incorporated by reference.

5.06 The death benefit may be paid in a lump sum or under a settlement option then available. If a lump sum settlement is elected, the proceeds will be paid within 7 days of approval by us of the claim. This payment may be postponed as permitted by the Investment Company Act of 1940, as amended.

5.07 Unless otherwise provided in the beneficiary designation, if no beneficiary survives the participant, the death benefit will be paid in one sum to the participant's estate.

                                   Article 6
                                Annuity options

Section

6.01 You may purchase an annuity option for any participant or beneficiary. The annuity option will be purchased using the rates in Article 10 or 11.

6.02  The following annuity options are available:

      . Life annuity/life annuity with fixed period - Annuity payouts will be made for the life of the annuitant with no certain period, or with a 10 years certain period, or with a 20 years certain period. Upon the death of the annuitant, annuity payouts will continue to the beneficiary for the remainder, if any, of the certain period.

      . Joint life annuity/joint life annuity with fixed period - Annuity payouts will be made for the joint lives of the annuitant and a contingent annuitant of the annuitant's choice with no certain period, or with 10 years certain period, or with a 20 years certain period. Annuity payouts continue for the life of the survivor at the death of the annuitant or contingent annuitant. Upon the death of both annuitants, annuity payouts will continue to a beneficiary for the remainder, if any, of the certain period.

      . Unit refund life annuity - Annuity payouts will be made for the life of the annuitant with the guarantee that upon the death of the annuitant a payout to the beneficiary will be made of the value of the number of annuity units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option divided by the annuity unit value at the annuity commencement date and (b) is the product of the number of annuity units represented by each annuity payout and the number of annuity payouts paid before death.

      . Other options may be available as agreed upon in writing by us.

6.03 At the time an annuity option is selected under the provisions of this contract, you may specify an annuity commencement date and elect, on behalf of the participant, to have the total account value applied to provide a variable annuity payout, a fixed annuity payout or a combination fixed and variable annuity payout.

      The amount of annuity payout will depend on the age and sex (except in cases where unisex rates are required) of the annuitant as of the annuity commencement date. A choice may be made to receive payouts once each month, four times each year, twice each year or once each year. The account value and annuity unit value used to effect annuity payouts will be calculated as of the annuity commencement date.

     For a 100% fixed annuity payout, the annuity commencement date must be at least 30 days before the first annuity payout date. For a combination fixed and variable annuity payout or a 100% variable annuity payout, the annuity commencement date will be 14 days before the first annuity payout date.

     After the annuity commencement date, the annuity payout option can not be changed.

6.04 Article 10 of this contract illustrates the minimum annuity payout amounts and the age adjustments which will be used to determine the monthly annuity payouts under a fixed annuity payout option. The tables show the dollar amount of the guaranteed monthly annuity payout which can be purchased with each $1,000.00 of account value, after deduction of any applicable premium tax. Amounts shown use the [1983 'a' Individual Annuity Mortality Table, modified, with an assumed interest rate of return of 3.00% per year and a 2.00% expense load].

6.05 Article 11 of this contract illustrates the minimum annuity payout amounts and the age adjustments which will be used to determine the first monthly annuity payout under a variable annuity payout option. The tables show the dollar amount of the first monthly annuity payout which can be purchased with each $1,000.00 of account value, after deduction of any applicable premium taxes. Amounts shown use the [1983 'a' Individual Annuity Mortality Table, modified, with an assumed interest rate of return of 5.00% per year and a 2.50% expense load].

6.06 To determine the amount of the variable annuity payouts after the first payout, the first variable annuity payout is subdivided into components each of which represents the product of: (a) the percentage elected by you on behalf of the participant of a specific subaccount, the performance of which will determine future variable annuity payouts, and (b) the entire first variable annuity payout. Each variable annuity payout after the first payout attributable to a specific subaccount will be determined by multiplying the annuity unit value for that subaccount for the date each payout is due by a constant number of annuity units. The number of annuity units for each specific subaccount is determined by dividing the component of the first payout attributable to that subaccount as described previously by the annuity unit value for that subaccount on the annuity commencement date. The total variable annuity payout will be the sum of the payouts attributable to each subaccount.

6.07 The annuity unit value for any valuation period for any subaccount is determined by multiplying the annuity unit value for the immediately preceding valuation period by the product of (a) 0.999866337 raised to a power equal to the number of days in the current valuation period and (b) the net investment factor of the subaccount for the valuation period for which the annuity unit value is being determined.

6.08 The valuation of all assets in the subaccount will be determined in accordance with the provisions of applicable laws, rules and regulations. The method of determination by us of the value of an accumulation unit and of an annuity unit will be conclusive upon the participant and any recipient of a death benefit, if any.

6.09 We guarantee that the dollar amount of each installment after the first will not be affected by variations in mortality experience from mortality assumptions on which the first installment is based.

6.10 After the annuity commencement date, if any portion of the annuity payout is a variable annuity payout, the participant may direct a transfer of assets from one subaccount to another subaccount or to a fixed annuity payout. These transfers will be limited to 3 times per contract year. A fixed annuity payout may not be changed to a variable annuity payout.

     A transfer from one subaccount to another subaccount will result in the purchase of annuity units in one subaccount, and the redemption of annuity units in the other subaccount. Such a transfer will be effected at annuity unit values calculated at the end of the valuation period during which the transfer request is received at our home office. The valuation of annuity units is described in Section 3.09. A transfer from one subaccount to a fixed annuity payout will result in the redemption of annuity units in one subaccount and the purchase of a fixed annuity payout.

6.11 If the annuity option chosen results in annuity payouts of less than $50.00 per month, the frequency will be changed so that annuity payouts will be at least $50.00.

6.12 A certificate will be issued to the annuitant showing the amount and terms of the purchased annuity.

6.13 No annuity option may be assigned or attached, except, if applicable, those benefits assigned or attached by a Qualified Domestic Relations Order under section 414(p) of the code, or pursuant to a Federal Tax Levy under section 6331 of the code.

6.14 If we receive proof that a person receiving annuity payouts under this contract is legally or mentally incompetent, the annuity payouts may be made to any person deemed a legal representative by a court of competent jurisdiction.

6.15 We will require satisfactory proof of each annuitant's age. If it is later proven to us that the annuitant's age has been misstated, the annuity payouts will be adjusted. Any underpayouts already made by us will be made up immediately and any overpayouts already made by us will be charged against the annuity payouts falling due after the adjustment.

6.16 The annuitant may name the beneficiary or contingent annuitant for any purchased annuity option. The annuitant may change the beneficiary at any time without the consent of the previous beneficiary unless the previous designation provides otherwise. However, if the annuitant is married, the annuitant's spouse must agree in writing to another person being named beneficiary or contingent annuitant. The change is effective when written notice is received by us. The annuity option or the contingent annuitant may not be changed. The beneficiary or the contingent annuitant does not have the right to name the beneficiary.

6.17 If the annuitant dies and there is no named beneficiary living at the time of the annuitant's death, the annuitant's estate will be paid any remaining guaranteed annuity payouts, under a period certain annuity option, in one lump sum. If the named beneficiary is receiving guaranteed annuity payouts and dies, the remaining annuity payouts will be paid in one lump sum to the contingent beneficiary if living at the time of the beneficiary's death. Payment will otherwise be made to the beneficiary's estate. Lump sum annuity payouts will equal the discounted guaranteed payouts at the interest rate then being credited under Section 3.05, compounded annually.

6.18 We may, at any time, require proof that any payee under this contract is living when payout is contingent upon survival of that payee.

                                   Article 7
                                 Contract loan

Section

7.01 Prior to a participant's annuity commencement date, if permitted by the plan, a participant may apply for a loan under this contract. We will loan, upon written application and assignment of the account value equal to the loan amount as security for the loan, a sum which will not be less than $1,000.

7.02 The maximum loan amount is generally equal to 50% of the account value, not to exceed a total of $50,000 on all outstanding loans to the participant under all plans. However, if 50% of the total account value is less than $10,000, the participant can borrow the account value minus restricted dollars. The restricted dollars are a minimum of $300.00 plus any Federal/State tax to be withheld, one year's contract loan interest and CDSC on loan principal and loan interest. If there has been a loan in the preceding 12 month period, the $50,000 maximum loan limit is reduced by the excess of the highest outstanding balance of loans during the preceding 12 month period over the outstanding current loan balance.

7.03 The annual loan interest rate will be based on the loan interest rate declared at the time the loan is established. The current loan interest rate will be declared on a monthly basis and will be the Moody's Corporate Bond Yield monthly average for the calendar month two months prior to the date the loan rate is declared, rounded to the nearest .25%. If this average is no longer made available, then the loan rate will be a comparable rate acceptable to the regulatory authorities. During the existence of a contract loan, the amount of the contract loan principal will continue to earn interest as specified in Section 3.05. Minimum loan payments of principal and interest must be paid in level payments and must be paid no less often than quarterly. The minimum payment amount is $80.00. The contract loan may be repaid in full at any time while this contract is in force and prior to the annuity commencement date.

7.04 If the required loan payment is not paid in full within 90 days after the date the payment is due, the total outstanding loan balance will be determined to be in default and no additional loan payments will be accepted. If the participant's December 31, 1988 grandfathered balance is sufficient, the defaulted amount will be deducted from the account value following the 90-day grace period. In addition, if allowed by the plan, any amounts equal to employer purchase payments and earnings on those purchase payments will be deducted from the account value following the 90-day grace period. Any remaining defaulted amount will be deducted from the account value when one of the following events occur: the participant's termination of service with the employer, attainment of age 59 1/2, disability, or death.

7.05 If we receive a request to withdraw the entire account value while there is an outstanding loan, the account value will be reduced by the amount of the outstanding loan plus loan interest due. Upon the death of the participant, we will pay the beneficiary the account value less the outstanding loan and loan interest due.

7.06 We will charge an amount as specified in the Contract Specifications, each time a loan is established. The amount will be withdrawn from the account value.

                                   Article 8
                            Contract discontinuance

Section

8.01 You may discontinue this contract at any time by giving written notice to us at our home office. The contract will be deemed discontinued on the later of the valuation date you specify or the valuation date that the written notice is received by us.

8.02 We may give you written notice that this contract is to be discontinued if
     (a) Any charges billed to you have not been paid to us within 30 days or
     (b) The plan does not qualify for special tax treatment under Sections 401(a), 403(a), 403(b), 414(d) or 457 of the code or (c) A modification in this contract is necessary in order to comply with Federal or State requirements, including ERISA, and you refuse to accept a substantially similar contract offered by us that incorporates such modification or (d) If we discontinue offering this contract to the public. Discontinuance pursuant to (a), (b) or (c) of this Section will be effective as of a valuation date specified by us, provided you are given at least 15 days advance written notice in which to cure any remediable defaults. Discontinuance pursuant to (d) will be effective as of a valuation date specified by us, provided you are given at least 90 days advanced written notice. Discontinuance by us supersedes any date established under Section 8.01.

8.03 As of the date this contract is discontinued under either Section 8.01 or
     Section 8.02 above, no further purchase payments will be accepted.
     However, transfers, withdrawals and loans will continue to be permitted, in accordance with the terms of this contract.

     We will send written notice to each participant's last known address stating that the contract is discontinued.

8.04 The contract will terminate when there is no account value remaining under this contract.

                                   Article 9
                               General provisions

Section

9.01 This contract, together with your attached application and any riders or endorsements, constitutes the entire contract between you and us.

9.02 We may rely on any action or information provided by you under the terms of this contract and will be relieved and discharged from any further liability to any party in acting at the direction and upon the authority of you. All statements made by you shall be deemed representations and not warranties.

9.03 Except as allowed by the plan or applicable law, neither this contract nor the participant's interest in this contract may be transferred, sold, assigned, discounted or pledged, either as collateral for a loan or as security for the performance of an obligation or for any other purpose.

9.04 We have the right to amend this contract as follows:

     . To maintain this contract under applicable local, State or Federal laws or regulations;

     . To change the annuity purchase rates in Articles 10 or 11 at any time after the end of the fifth contract year. If a change is made under this subsection, the revised rates will be guaranteed for 5 years. Any modification of the rates in Article 10 or 11 will apply only to funds attributable to purchase payments and interest on those purchase payments after the date of modification.

9.05 We and you may also mutually agree to amend this contract. The consent of any participant, annuitant or beneficiary is not required.

9.06 Any change to this contract must be in writing and signed by the President, Vice President, Secretary or an Assistant Secretary of Lincoln Life.

9.07 This contract is subject to the incontestability laws of the state in which it is delivered.

9.08 We are not liable to provide sufficient funds to provide the plan's benefits.

9.09 No suit may be brought in relationship to this contract unless it is brought within 3 years after the date on which the suit could have first been brought. If this limitation is prohibited by the laws of the state by which the contract is governed, this limitation shall be deemed to be amended to agree with the minimum period of limitation permitted by those laws.

9.10 The failure on our part to perform or insist upon the strict performance of any provision or condition of the contract will neither constitute a waiver of our rights to perform or require performance of such provision or condition, nor stop us from exercising any other rights it may have in such provision, condition, or otherwise in this contract or any plan.

9.11 If any provision of this contract is determined to be invalid, the remainder of the provisions shall remain in full force and effect.

9.12 Federal, state and local government premium tax, if applicable, will be deducted from either the purchase payment when received or at time of withdrawal or annuitization.

9.13 A participant will receive an Active Life Certificate upon our receipt of a duly completed participation enrollment form, except if this contract is used to fund a 457 plan. If the participant chooses not to participate under this contract, he/she may exercise a free-look right by sending a written notice to us that he/she does not wish to participate under this contract within 20 days after the date the certificate is received by the participant. For purposes of determining the date on which the participant has sent written notice, the postmark date will be used.

     If a participant exercises his/her free-look right in accordance with the foregoing procedure, we will refund the value of any purchase payments allocated to the variable account and/or any purchase payment allocated to the fixed account.

9.14 Any notice required by this contract must be delivered to us at: The Lincoln National Life Insurance Company, 1300 South Clinton Street, Fort Wayne, IN 46801; and notices to you will be delivered to you at the address shown on our records.

                                   Article 10
           Annuity purchase rates under a fixed annuity payout option

                DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                       PURCHASED WITH EACH $1,000 APPLIED

                             Single Life Annuities

                   No          120          240
                 Period       Months       Months       Cash
 Age             Certain     Certain       Certain     Refund
-----            -------     -------       -------     ------
 55               $4.01        $3.99        $3.91       $3.89
 56                4.08         4.06         3.97        3.95
 57                4.16         4.13         4.03        4.01
 58                4.24         4.21         4.09        4.08
 59                4.33         4.29         4.15        4.15
 60                4.42         4.38         4.22        4.18
 61                4.52         4.47         4.29        4.26
 62                4.62         4.56         4.36        4.34
 63                4.73         4.66         4.43        4.42
 64                4.85         4.77         4.50        4.51
 65                4.97         4.89         4.57        4.60
 66                5.11         5.01         4.64        4.69
 67                5.25         5.13         4.71        4.79
 68                5.41         5.27         4.78        4.90
 69                5.57         5.41         4.85        5.01
 70                5.75         5.56         4.91        5.13

                         Joint and Survivor Annuities
Joint and Full to Survivor                         Joint and Two-Thirds Survivor
     Certain Period                                       Certain Period

             120       240       Joint                 120       240
None        Months    Months      Age      None       Months    Months
-----       ------    ------     -----     -----      ------    ------
$3.69       $3.69      $3.68       55      $4.02      $4.00      $3.91
 3.75        3.75       3.73       56       4.09       4.07       3.97
 3.81        3.81       3.79       57       4.17       4.14       4.03
 3.87        3.87       3.85       58       4.25       4.22       4.09
 3.94        3.94       3.91       59       3.33       4.30       4.16
 4.01        4.01       3.98       60       4.43       4.38       4.22
 4.09        4.08       4.05       61       4.52       4.47       4.29
 4.17        4.16       4.12       62       4.63       4.57       4.36
 4.25        4.25       4.19       63       4.74       4.67       4.43
 4.34        4.34       4.26       64       4.85       4.78       4.50
 4.44        4.43       4.34       65       4.98       4.89       4.57
 4.54        4.54       4.42       66       5.11       5.01       4.64
 4.66        4.64       4.50       67       5.26       5.13       4.71
 4.77        4.76       4.58       68       5.41       5.27       4.78

 4.90        4.88       4.66       69       5.57       5.41       4.85
 5.04        5.01       4.74       70       5.75       5.55       4.91


Age Adjustment Table
Year of Birth        Adjustment to Age      Year of Birth      Adjustment to Age
-------------        -----------------      -------------      -----------------
Before 1920                +2                 1960-1969               -3
1920-1929                  +1                 1970-1979               -4
1930-1939                   0                 1980-1989               -5
1940-1949                  -1                 1990-1999               -6
1950-1959                  -2                 ECT.                    ECT.

                                  Article 11
         Annuity purchase rates under a variable annuity payout option

                DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                      PURCHASED WITH EACH $1,000 APPLIED

                             Single Life Annuities

                 No              120             240
                Period          Months          Months           Cash
  Age           Certain         Certain         Certain         Refund
-------         -------         -------         -------         ------
  55             $5.15           $5.12           $5.02           $5.04
  56              5.22            5.19            5.07            5.10
  57              5.29            5.25            5.12            5.16
  58              5.37            5.32            5.18            5.22
  59              5.45            5.40            5.24            5.29
  60              5.54            5.48            5.29            5.36
  61              5.63            5.56            5.35            5.43
  62              5.73            5.65            5.42            5.51
  63              5.84            5.75            5.48            5.59
  64              5.95            5.85            5.54            5.68
  65              6.07            5.96            5.60            5.78
  66              6.21            6.07            5.67            5.88
  67              6.35            6.19            5.73            5.98
  68              6.50            6.32            5.79            6.09
  69              6.66            6.45            5.85            6.21
  70              6.84            6.60            5.91            6.34


                          Joint and Survivor Annuities


   Joint and Full to Survivor                     Joint and Two-Thirds Survivor

         Certain Period                                   Certain Period

             120         240       Joint              120       240
None        Months      Months      Age      None    Months    Months
----        ------      ------     -----     ----    ------    ------
$4.82        $4.82       $4.81      55       $5.16   $5.13     $5.03
 4.87         4.87        4.85      56        5.23    5.19      5.08
 4.92         4.92        4.90      57        5.30    5.26      5.13
 4.98         4.98        4.96      58        5.38    5.33      5.18
 5.04         5.04        5.01      59        5.46    5.41      5.24
 5.11         5.10        5.07      60        5.54    5.49      5.30
 5.18         5.17        5.13      61        5.64    5.57      5.36
 5.25         5.25        5.19      62        5.74    5.66      5.42
 5.33         5.32        5.26      63        5.84    5.75      5.48
 5.42         5.41        5.32      64        5.96    5.86      5.54
 5.51         5.50        5.39      65        6.08    5.96      5.61
 5.60         5.59        5.46      66        6.21    6.07      5.67
 5.71         5.70        5.54      67        6.35    6.19      5.73
 5.82         5.80        5.61      68        6.50    6.32      5.79

5.95            5.92    5.68     69     6.66    6.45    5.85
6.08            6.05    5.75     70     6.83    6.59    5.91


Age Adjustment Table
Year of Birth       Adjustment to Age     Year of Birth    Adjustment to Age
-------------       -----------------     -------------    -----------------
Before 1920                +2               1960-1969            -3
1920-1929                  +1               1970-1979            -4
1930-1939                   0               1980-1989            -5
1940-1949                  -1               1990-1999            -6
1950-1959                  -2               ECT.                 ECT.